Rule 424(b)(3)
                                                     Registration No. 333-68885

PRICING SUPPLEMENT NO. 1 DATED AUGUST 8, 2000
(To Prospectus Dated January 5, 1999, as supplemented by Prospectus Supplement Dated May 7, 1999 and
Supplement, Dated August 8, 2000, to Prospectus Supplement)


                               U.S. $200,000,000
                                CSX CORPORATION

                          Medium-Term Notes, Series C


Principal Amount:  $200,000,000         Redemption Terms (at option of CSX)
                   ------------            [ ] Not redeemable prior to Stated
                                               Maturity
Issue Price (Dollar Amount and             [X] Redeemable in accordance with the
Percentage of Principal Amount):               following terms:See "Other" below
$200,000,000; 100.00%
---------------------                   Repayment Terms (at option of the
                                        Holder):
Settlement Date (Issue Date):
8/11/2000                               [X] Not repayable prior to Stated
---------                                   Maturity
                                        [ ] Repayable in accordance with the
Stated Maturity:  2/11/2002                 following terms:
                  ---------
                                        Sinking Fund Provisions:
Type of Note:                           [X} None
[ ] Fixed Rate Note                     [ ] Applicable in accordance with the
[X] Floating Rate Note                      following terms
[ ] Inverse Floating Rate Note
[ ] Zero Coupon Note                    Specified Currency (U.S. dollars, unless
[ ] Foreign Currency Note               otherwise indicated):
[ ] Indexed Note                                             -------------------

Form:                                   Agents: Salomon Smith Barney
                                                --------------------
[X] Book Entry
[ ] Definitive                          Agents acting in capacity indicated
                                        below:
CUSIP No:  12641L BZ 5
           -----------                  [X] As Agent
                                        [ ] As Principal
Interest Rate Index:  LIBOR - Telerate
                      ----------------
                                        Agent's Commission:  $172,000
Index Maturity:  3 months                                    --------
                 --------
                                        Net Proceeds to CSX: $199,828,000
Spread:  Plus 55 Basis Points                                ------------
         --------------------
                                        Other:  The Notes will be redeemable as
                                        a whole or in part, at the option of the
Designated LIBOR Page:  3750            Company, on any Interest Payment Date
                        ----            occurring on or after February 11, 2001
                                        at a redemption price of 100% of the
Initial Interest Rate: 7.23813%         principal amount thereof, plus accrued
                       --------         and unpaid interest on the principal
                                        amount being redeemed to the date of
Interest Payment Dates:  Quarterly on   redemption.
                         ------------
the 11th day of each February, May,     Use of Proceeds:
-----------------------------------
August and November,                    The net proceeds from the sale of the
--------------------                    Notes will be used to refinance the
commencing November 11, 2000            portion of CSX's outstanding commercial
----------------------------            paper that is classified as long-term
                                        debt.  At July 28, 2000, CSX had
Interest Reset Dates:  Quarterly on     approximately $955 million of commercial
                       ------------     paper outstanding, including $800
the 11th day of each February, May,     million which was classified as long-
-----------------------------------     term debt based on CSX's ability and
August and November                     intent to maintain the debt outstanding
------------------                      for more than one year.  At July 28,
                                        2000, the weighted average maturity of
Interest Determination Dates:  2nd      CSX's outstanding commercial paper was
                               ---      approximately 36 days and the weighted
London Market Day preceding each        average interest rate was approximately
--------------------------------        6.74%.
Interest Reset Date
-------------------